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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                    333-38575
                                                                    333-79773-01
                                           Commission File Numbers: 333-79773-02
                                                                   -------------

                        Advanta Business Services Corp.
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             (Exact Name of Registrant as specified in its charter)

        1020 Laurel Oak Road, Voorhees, New Jersey 08043; (856) 782-7300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Advanta Leasing Receivables Corp. VIII
                      Advanta Leasing Receivables Corp. IX
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           (Exact Name of Registrants as specified in their charter)

         639 Isbell Road, Suite 390, Reno, Nevada 89509; (800) 851-5215
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    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

          Class A-1 5.76664% Equipment Receivable Asset Backed Notes
            Class A-2 6.64% Equipment Receivable Asset Backed Notes Class A-3 6.90% Equipment Receivable Asset Backed Notes
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ ]              Rule 12h-3(b)(1)(ii)    [ ]
    Rule 12g-4(a)(1)(ii)    [ ]              Rule 12h-3(b)(2)(I)     [ ]
    Rule 12g-4(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(ii)    [ ]
    Rule 12g-4(a)(2)(ii)    [ ]              Rule 15d-6              [X]
    Rule 12h-3(b)(1)(i)     [ ]

Approximate number of holders of record as of the certification or notice date:

     Class A-1 5.76664% Equipment Receivable Asset Backed Notes:    2
                                                                   --
     Class A-2 6.64% Equipment Receivable Asset Backed Notes:       9
                                                                   --
     Class A-3 6.90% Equipment Receivable Asset Backed Notes:       3
                                                                   --

     Pursuant to the requirements of the Securities Exchange Act of 1934 Advanta Business Services Corp., Advanta Leasing Receivables Corp. VIII, and Advanta Leasing Receivables Corp. IX have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 5, 2000                      BY: /s/ Mark Shapiro
      -----------------------                --------------------------------
                                             Name:  Mark Shapiro
                                             Title: Treasurer